UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2009

CHECKPOINT SYSTEMS, INC.
(Exact name of Registrant as specified in its Articles of Incorporation)

Pennsylvania	22-1895850
(State of Incorporation)	(IRS Employer Identification No.)

101 Wolf Drive, PO Box 188, Thorofare, New Jersey	08086
(Address of principal executive offices)	(Zip Code)

856-848-1800
(Registrant’s telephone number, including area code)
N/A

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
      240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
      240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement.

On April 30, 2009, Checkpoint Systems, Inc. (the “Company”) entered into a $125 million three-year senior secured multi-currency revolving credit agreement, dated as of April 30, 2009, among the Company, the various lenders party thereto from time to time, Wachovia Bank, National Association, as Administrative Agent, Citizens Bank of Pennsylvania as Syndication Agent, and Wachovia Capital Markets, LLC and RBS Securities, Inc. as Joint Lead Arrangers (the “Credit Agreement”).

The Credit Agreement replaces the Registrant’s current revolving credit facility, dated March 4, 2005 (the “2005 Facility”), which was more specifically described in Item 1.01 of the Current Report on Form 8-K dated March 4, 2005, and which description is incorporated herein by reference.  The Company borrowed $109.4 million under the Credit Agreement on April 30, 2009, and used the proceeds along with cash on hand to repay all remaining outstanding amounts under the 2005 Facility.

The Credit Agreement provides for a revolving commitment of $125 million with a term of three years from the effective date of April 30, 2009. The Credit Agreement also includes an expansion option that will allow the Borrower, based on demonstrated consolidated EBITDA, to request an increase of an additional $50 million to the facility, for a potential total commitment of $175 million. The Borrower may borrow, prepay without premium or penalty and re-borrow such revolving loans as long as the sum of the outstanding principal amounts of the revolving loans is less than the aggregate facility availability.

Borrowings under the Credit Agreement bear interest at a spread ranging from 2.50% to 3.75% to LIBOR or, at the Company’s option, at a spread ranging from 1.50% to 2.75% to the prime rate, and in each case fluctuates in accordance with changes in the Company’s leverage ratio of consolidated funded debt to EBITDA, as defined by the Credit Agreement.

The credit facility contains a $25.0 million sublimit for the issuance of letters of credit, of which $1.2 million, issued under the 2005 Facility, are outstanding at March 29, 2009.  The Secured Credit Facility also contains a $15.0 million sublimit for swingline loans.  The Company pays an unused line fee ranging from 0.30% to 0.75% per annum on the unused portion of the commitment under the Credit Agreement.

Pursuant to the terms of the Credit Agreement, the Company is subject to requirements including covenants requiring the maintenance of (i) a maximum total leverage ratio and (ii) a maximum fixed charge coverage ratio.  The Credit Agreement also contains customary representations and warranties, affirmative covenants, notice provisions, and events of default, including change of control, cross-defaults to other debt, and judgment defaults.  Certain wholly-owned subsidiaries of the Company are guarantors of the Company’s obligations under the Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

The Company simultaneously terminated its 2005 Facility. The 2005 Facility was entered into on March 4, 2005, as a $150.0 million five-year senior unsecured multi-currency revolving credit agreement (“Credit Agreement”) with a syndicate of lenders. The Credit Agreement replaced the $375.0 million senior collateralized multi-currency credit facility arranged in December 1999. Borrowings under the Credit Agreement bore interest rates of LIBOR plus an applicable margin ranging from 0.75% to 1.75% and/or prime plus 0.00% to 0.50%. The interest rate matrix was based on our leverage ratio of funded debt to EBITDA, as defined by the Credit Agreement. Under the Credit Agreement, the Company paid an unused line fee ranging from 0.18% to 0.30% per annum on the unused portion of the commitment. At March 29, 2009, the Company had $132.2 million outstanding under this facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The disclosure provided in Item 1.01 "Entry into a Material Definitive Agreement" is incorporated by reference into this Item 2.03 as if fully set forth herein.

Section 9 – Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1
Credit agreement, dated as of April 30, 2009, among the Company, the various lenders party thereto from time to time, Wachovia Bank, National Association, as Administrative Agent, Citizens Bank of Pennsylvania as Syndication Agent, and Wachovia Capital Markets, LLC and RBS Securities, Inc.as Joint Lead Arrangers

99.1	Press Release dated May 5, 2009

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHECKPOINT SYSTEMS, INC.
Date: May 5, 2009	By:	/s/ Raymond D. Andrews
Title: Senior Vice President and Chief Financial Officer

Checkpoint Systems, Inc.

Index of Exhibits

              Exhibit
              Number        Description
10.1
Credit agreement, dated as of April 30, 2009, among the Company, the various lenders party thereto from time to time, Wachovia Bank, National Association, as Administrative Agent, Citizens Bank of Pennsylvania as Syndication Agent, and Wachovia Capital Markets, LLC and RBS Securities, Inc. as Joint Lead Arrangers

99.1	Press Release dated May 5, 2009